Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of February 14 2012, between Innovative Solutions & Support, Inc. (“IS&S”), and Shahram Askarpour, an adult individual (“Askarpour”).

WHEREAS, IS&S wishes to employ Askarpour on the terms set forth below, and Askarpour wishes to be employed by IS&S on the terms set forth below;

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, IS&S and Askarpour hereby agree as follows, with the intent to be legally bound:

1.                                      Term.

1.1                               The term (“Term”) of Askarpour’s employment under this Agreement shall be for an initial period (the “Initial Term”) of one (1) year commencing on April 1, 2012 (the “Effective Date”) and ending on March 31, 2013. Following the expiration of the Initial Term, the Term shall automatically renew for successive one (1) year periods (each, a “Renewal Term”) unless either party hereto delivers written notice to the other of his or its election, for any reason, not to renew at least thirty (30) days prior to the expiration of the Initial Term or applicable Renewal Term.

1.2                               Either party may terminate the Term and Askarpour’s employment at any time during the Initial Term or a Renewal Term, but only pursuant to Paragraph 4 of this Agreement.

1.3                               Upon the expiration without renewal of the Initial Term or any Renewal Term for any reason, Askarpour’s employment shall automatically terminate unless otherwise agreed to by the parties, but certain obligations of the parties under this Agreement (including those stated in Paragraphs 5 and 6) shall continue.

2.                                      Position and Duties.

2.1                               Upon the terms and subject to the conditions of this Agreement, and during the Term, IS&S agrees to employ Askarpour, and Askarpour hereby agrees to be employed by IS&S as President of IS&S. Askarpour’s job title and responsibilities may be changed during the Term by the Chief Executive Officer of IS&S (the “CEO”).

2.2                               Askarpour shall report to the CEO or the CEO’s designee.

2.3                               While employed by IS&S, Askarpour shall execute the duties and responsibilities of his position faithfully, diligently and to the best of his abilities and shall devote his full working time, attention and best efforts to promoting the business and interests of IS&S. While employed by IS&S, Askarpour shall not serve as an officer or director of, or perform services for compensation for, any other person or organization, without the prior written consent of the CEO

2.4                               Askarpour shall work from IS&S’s Exton, Pennsylvania location, except for business-related travel.

3.                                      Compensation and Benefits.

3.1                               Annual Base Salary. Askarpour shall receive a base salary (the “Base Salary”) at a gross annual rate of Three Hundred Thousand Dollars ($300,000) commencing on the Effective Date and continuing through the Initial Term. Base Salary shall be paid in accordance with IS&S’s payroll practices for similarly situated employees in effect from time to time. Askarpour’s Base Salary shall be subject to modification each year in the discretion of IS&S, but shall not be decreased below a gross annual rate of Three Hundred Thousand Dollars ($300,000).

3.2                               Stock Options. As soon as practicable following the Effective Date, IS&S, through the applicable Committee, will offer to Askarpour one or more Stock Option Agreements that, in the aggregate, grant to Askarpour options to purchase Five Hundred Thousand (500,000) shares of IS&S stock, with an exercise price equal to the Fair Market Value of IS&S stock on the date of the grant. Such options shall vest one third on the one year anniversary of the signing of such Stock Option Agreement(s), another one third on the two year anniversary of the signing of such Stock Option Agreement(s), and the final third on the three year anniversary of the signing of such Stock Option Agreement(s). All such stock options shall immediately vest upon a Change in Control of IS&S, as Change in Control is defined in the Stock Option Agreement(s) or Stock Option Plan. This award of stock options shall be subject to all the terms in the Stock Option Agreement(s), and any applicable Stock Option Plan.

3.3                               Health and Other Benefits. During the Term, Askarpour shall be entitled to participate in all of IS&S’s benefit plans, programs and arrangements that are provided or made available generally by IS&S to similarly situated employees of IS&S (including any applicable retirement plan, savings plan, life insurance plan, health insurance plan, accident or disability insurance plan), as such benefit plans, programs and arrangements may be duly amended by IS&S from time to time thereafter. Askarpour shall be subject to all the applicable terms and conditions (including, by way of example only, employee contributions) as are other similarly situated employees. The foregoing shall not be deemed to require IS&S to provide or maintain any specific employee benefit arrangement.

3.4                               Vacation. Each year during the Term, Askarpour shall be entitled to three (3) weeks of paid vacation, subject to restrictions applicable to similarly situated employees and in accordance with IS&S’s policies. Such vacation must be taken in accordance with IS&S’s policies, and is subject to IS&S’s policies and practices as to vacation.

3.5                               Holidays, Sick Leave and other Paid Time Off. Each year during the Term, Askarpour shall be entitled to such paid holiday, sick leave, and other paid time off as similarly situated employees, and subject to restrictions applicable to similarly situated employees. Such paid time off must be taken in accordance with IS&S’s policies, and is subject to IS&S’s policies and practices as to paid time off.

3.6                               Expenses. IS&S shall reimburse Askarpour for all reasonable and necessary travel and other business expenses incurred by Askarpour in the performance of his duties to IS&S hereunder, pursuant to IS&S’s regular expense reimbursement practices, and subject to Askarpour’s reasonable documentation of such expenses.

3.7                               Deductions from Salary and Benefits. IS&S may withhold from any salary or benefits payable to Askarpour any and all federal, state, local, and other taxes and any and all other amounts as permitted by law, rule, regulation, or agreement with Askarpour.

4.                                      Termination.

4.1                               The employment of Askarpour (and the Term as described in Paragraph 1.1 of this Agreement) may be terminated during the Term by either Askarpour or IS&S in accordance with the provisions of this Paragraph 4.

4.2                               Death. The employment of Askarpour shall terminate on the date of Askarpour’s death, in which event all salary, benefits, bonuses, reimbursable expenses and all other compensation owing or accrued to Askarpour as of the date of Askarpour’s death shall be paid to his estate, and IS&S shall have no further obligation or liability to Askarpour.

4.3                               Disability. Askarpour’s employment under this Agreement shall terminate automatically upon his Disability. Askarpour shall be determined to be “Disabled” if Askarpour has been unable to perform the essential functions of his job under this Agreement for periods aggregating one hundred twenty (120) total days in any one hundred eighty (180) day period by reason of a physical or mental disability or incapacity (such disability or incapacity, a “Disability”). If Askarpour does not agree with IS&S’s determination as Askarpour’s ability to perform the essential functions of his job under this Agreement, the question of Askarpour’s Disability shall be subject to the certification of a qualified medical doctor agreed to by IS&S and Askarpour. In the absence of an agreement between IS&S and Askarpour, each party shall nominate a qualified medical doctor and those two doctors shall select a third doctor and the third doctor shall make the determination as to the Disability. Askarpour shall cooperate in all respects with IS&S if a question arises as to whether he has become Disabled (including submitting to an examination by the foregoing medical doctor or other health care specialists selected by IS&S and authorizing such medical doctor or such other health care specialist to discuss Askarpour’s condition with IS&S). In the event Askarpour’s employment is terminated due to Disability, Askarpour shall be entitled to receive all salary, benefits, bonuses, reimbursable expenses and all other compensation owing or accrued to Askarpour through the date of termination, and IS&S shall have no further obligation or liability to Askarpour.

4.4                               Termination by IS&S for Cause. Askarpour’s employment may be terminated by IS&S for “Cause” at any time Upon such termination for “Cause,” IS&S shall be released from any and all further obligations under this Agreement, except that IS&S shall pay Askarpour all salary, benefits, bonuses, reimbursable expenses and all other compensation owing or accrued to Askarpour through the effective date of such termination of employment.

4.5                               Definition of Cause. For purposes of this Agreement, IS&S shall have “Cause” to terminate the employment of Askarpour under this Agreement on any of the following grounds:

(a)                                 the commission by or conviction of Askarpour, or plea of guilty or nolo contendere to, a felony or any crime involving dishonesty, disloyalty or moral turpitude;

(b)                                 Askarpour’s willful misconduct or willful failure substantially to perform the duties of his position or his willful refusal to comply with the lawful directives of the CEO or any director of IS&S;

(c)                                  a breach by Askarpour of this Agreement, including without limitation the provisions of Paragraph 5, or any written policies of IS&S applicable to Askarpour;

(d)                                 any act or omission by Askarpour constituting dishonesty, fraud or embezzlement, or an intentional violation of Askarpour’s duty of loyalty to IS&S under law;

(f)                                   Askarpourt’s gross negligence in the performance of his duties; or

(g)                                  Askarpour’s poor job performance or other improper conduct not otherwise described above in this Paragraph 4.5, except that Cause shall not exist based solely on this Paragraph 4.5(g) or 4.5(f) unless IS&S has given Askarpour written notice of its intent to terminate the employment of Askarpour with express reference to this Paragraph 4.5, and allowed Askarpour thirty (30) days to cure such alleged poor job performance or other improper conduct.

4.6                               Termination by IS&S Without Cause. IS&S shall have the right to terminate this Agreement at any time, without Cause. Upon termination of this Agreement without Cause during any Initial Term (but not as a result of IS&S’s election not to renew the Term and not during any Renewal Term): (a) IS&S shall be released from any and all further obligations under this Agreement; (b) IS&S shall pay Askarpour all salary, benefits, bonuses, reimbursable expenses and all other compensation owing or accrued to Askarpour through the effective date of termination; and ((c) IS&S shall pay to Askarpour the Base Salary until the later of (I) the termination of the Initial

Term and (II) six (6) months following the date of Askarpour’s termination. IS&S shall pay the COBRA payments for any month in which post-employment Base Salary is paid pursuant to this Paragraph 4.6. In the event a termination of Askarpour’s employment is characterized by IS&S as being for Cause and is later determined by a court of competent jurisdiction to have been a termination without Cause, Askarpour shall be paid the amounts (and only the amounts) he would have been paid had his employment been terminated without Cause.

4.7                               Termination by Askarpour. In the event that Askarpour terminates his employment during the Term, he shall provide sixty (60) days prior written notice to IS&S. If Askarpour terminates his own employment, IS&S shall be released from any and all further obligations under this Agreement, except that IS&S shall pay Askarpour all salary, benefits, reimbursable expenses and all other compensation owing or accrued to Askarpour through the effective date of termination. In the case of termination, Askarpour shall be given the option of assuming the health insurance on a self-pay basis with no lapse in coverage pursuant to the terms of COBRA.

4.8                               Conditions on Payment of Severance.

(a)                                 No payments pursuant to Paragraph 4.6(c) of this Agreement (for termination by IS&S without Cause) need be made by IS&S until and unless Askarpour executes and does not subsequently revoke a release agreement with IS&S to the satisfaction of IS&S within sixty (60) days following his date of termination, which release agreement shall at a minimum include a waiver by Askarpour of all statutory discrimination claims, including those under the Age Discrimination in Employment Act. If Askarpour fails or refuses to enter into such release agreement, IS&S is not obligated to make the payments pursuant to Paragraphs 4.6(c) of this Agreement, but all other provisions in this Agreement shall remain in full force and effect. Notwithstanding the foregoing, if (i) the amounts and benefits payable to Askarpour under Paragraph 4.6(c) of this Agreement constitute non-exempt “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (including any applicable transition relief) (collectively, “Section 409A”) and (ii) such 60-day period spans two calendar years, then any amount or benefit specified in Paragraph 4.6(c) of this Agreement that, but for this sentence, would have been paid to Askarpour in the first calendar year will not be paid to Askarpour until IS&S’s first regular payroll date in the second calendar year.

(b)                                 If payments pursuant to Paragraphs 46(c) of this Agreement become payable under the terms of this Agreement, such payments shall be in lieu of any other severance or similar benefits of any kind, nature or amount that would otherwise be payable under any other agreement, plan, program or policy of IS&S, including any severance pay plan. Subject to all applicable federal and state laws and regulations, payment made pursuant to Paragraphs 4.6(c) of this Agreement shall not be included in the determination of benefits under any employee benefit plan (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other benefit plans, policies or programs applicable to Askarpour that are maintained by IS&S.

(c)                                  In the event that payments under Paragraphs 4.6(c) of this Agreement are being paid or are payable, and Askarpour violates Paragraph 5 of this Agreement, IS&S shall be under no further obligation to make payments under Paragraphs 4.6(c) of this Agreement, and Paragraph 5 shall remain in full effect, including with respect to the tolling of any applicable time limits as provided in Paragraph 5.14.

5.                                      Restrictions on Competition with IS&S.

5.1                               Askarpour acknowledges that Askarpour will, in the course of, or incident to, his or her employment by IS&S, obtain from IS&S various trade secrets and other confidential business information of IS&S (all of which is referred to herein as “Confidential Information”). “Confidential Information” shall include all information that is not known by the industry at large and that concerns the business affairs of IS&S, including: any trade secrets; customer information, including customer identity, customer lists, contact persons, customer needs and preferences, pricing information and formulas, and margin information; supplier information, including product sources, product availability, and cost information; operating procedures, including techniques, processes, procedures, and formulations; marketing plans and business plans; personnel information, including compensation and production information; and information concerning specialized business methods and techniques and financial information.

5.2                               Askarpour acknowledges that, as between IS&S and Askarpour, all Confidential Information is and shall remain the exclusive property of IS&S. Askarpour acknowledges that he or she is being provided access to the Confidential Information, and that such access is intended solely to enable Askarpour to successfully perform the duties of employment with IS&S, and that the preservation of the confidentiality of such Confidential Information is necessary to IS&S’s ability to accomplish its objectives and compete with its competitors.

5.3                               Askarpour agrees that he or she will hold all Confidential Information in the strictest confidence, and that he or she will not disclose, communicate, or divulge the same to, or use the same for the direct or indirect benefit of any person or entity other than IS&S. Askarpour further agrees to take all reasonable precautions to protect from loss or disclosure all Confidential Information supplied to him or her by IS&S.

5.4                               Askarpour agrees to return to IS&S all documents (whether in hard-copy or electronic form), materials, computer software, supplies, calling or credit cards, keys, passes, and any other property or data, that is the property of IS&S or was used in the course of Askarpour’s employment with IS&S, including but not limited to all documents and materials containing Confidential Information. The return of such items shall be made at or before the time of termination, or if that is not possible, as soon thereafter as is possible. In addition, Askarpour agrees at or before the time of termination, to provide to IS&S all password and similar information which will be necessary or useful for IS&S to access materials on which Askarpour worked or to otherwise continue in its business.

5.5                               Except on behalf of IS&S, Askarpour will not, directly or indirectly, solicit or otherwise induce any employee, independent contractor or other service provider of IS&S to terminate or modify his or her employment or other service relationship with IS&S or to join another business organization and Askarpour will not hire any such person as an employee or other service provider to another business organization. The restrictions in this Paragraph 5.5 will expire on the later of the date that is (a) twelve (12) months after the expiration of the Initial Term and (b) twelve (12) months after the cessation of Askarpour’s employment (the “Restricted Period”).

5.6                               Except on behalf of IS&S, Askarpour will not, directly or indirectly, solicit or in any way contact any of IS&S’s current, former or prospective customers in an attempt to obtain business of the same or similar type as performed by IS&S, or being planned by IS&S during Askarpour’s employment, or in any way interfere with IS&S’s business relationships with those customers. Askarpour likewise will not perform for such customers services of the same or similar type as those performed by IS&S or make sales to such customers of the same or similar products as sold by IS&S, in each case, whether directly or indirectly. The restriction in this Paragraph 5.6 will expire upon the expiration of the Restricted Period.

5.7                               Askarpour agrees that he or she shall not, directly or indirectly, engage in (as an employee, principal, partner, director, officer, agent, consultant, owner, independent contractor or otherwise, with or without compensation) any activity on behalf of a competitor of IS&S. The term “competitor” for the purposes of the preceding sentence shall include any individual or organization engaged in business activities which are the same as, similar to, or in competition with business activities carried on by IS&S, or being planned by IS&S at the time of the cessation of Askarpour’s employment. The term “competitor” for the purposes of this Paragraph 5.7 shall include at a minimum and without limitation: Avidyne, Garmin, GE Aviation, Honeywell, and Rockwell Collins. However, nothing contained in this Paragraph 5.7 shall prevent Askarpour from holding for investment less than five percent (5%) of the stock of any publicly traded company. The restrictions in this Paragraph 5.7 will expire upon the expiration of the Restricted Period.

5.8                               Askarpour agrees that because the sales activities of IS&S are conducted throughout the world, and because activities in competition with IS&S could be conducted effectively from any location in the world, that it is reasonable to apply and enforce the restrictions in this Agreement to activities conducted out of any location in the world, and without regard to the location of the customers or suppliers.

5.9                               Askarpour expressly recognizes that any breach of this Agreement by him or her will result in irreparable injury to IS&S and agrees that IS&S shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, to enforce the specific performance by Askarpour of this Agreement, and/or to enjoin Askarpour from activities in violation of this Agreement.

5.10                        If any portion of Paragraph 5 this Agreement is held to be unenforceable because of the area covered, or its duration or scope, however, Askarpour agrees that the court making such determination shall have the power to reduce or limit the area, duration, and/or scope, and the covenant shall be enforceable in its reduced form.

5.11                        In the event that Askarpour wishes to undertake activity that would violate or arguably violate this Agreement, he will notify the CEO in writing of the activity at issue. The CEO may, in his or her sole discretion, authorize Askarpour to undertake the activity. Such authorization shall only be valid if in writing, making specific reference to this Agreement and signed by the CEO.

5.12                        This Agreement shall not eliminate or reduce any common law or statutory rights of IS&S.

5.13                        The terms of this Paragraph 5 survive the conclusion of the Term.

5.14                        The parties hereto agree and intend that that Askarpour’s obligations under this Paragraph 5 shall be tolled during any period that he is in breach of any of the obligations under this Paragraph 5, so that IS&S and its affiliates are provided with the full benefit of the restrictive periods set forth herein.

6.                                      Intellectual Property.

6.1                               Ownership of Inventions. Each Invention (as defined below) made, conceived or first actually reduced to practice by Askarpour, whether alone or jointly with others, during the Term and each Invention made, conceived or first actually reduced to practice by Askarpour, within one year after the termination of his employment, which relates in any way to work performed for IS&S or its affiliates during the Term, shall be promptly disclosed in writing to the board of directors of IS&S (the “Board”). Such report shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the invention pertains, a clear understanding of the nature, purpose, operations, and, to the extent known, the physical, chemical, biological or other characteristics of the Invention. As used in this Agreement, “Invention” means any invention, discovery, improvement or innovation with regard to any facet of the business of IS&S or its affiliates, whether or not patentable, made, conceived, or first actually reduced to practice by Askarpour, alone or jointly with others, in the course of, in connection with, or as a result of service as an employee of IS&S or any of its affiliates, including any art, method, process, machine, manufacture, design or composition of matter, or any improvement thereof.

Each Invention shall be the sole and exclusive property of IS&S. Askarpour agrees to execute an assignment to IS&S or its nominee of Askarpour’s entire right, title and interest in and to any Invention, without compensation beyond that provided in this Agreement. Askarpour further agrees, upon the request of IS&S and at its expense, that Askarpour will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Invention. Askarpour further agrees, whether or not Askarpour is then an employee of the lS&S, to cooperate to the extent and in the manner reasonably requested by IS&S in the prosecution or defense of any claim involving a patent covering any Invention or any litigation or other claim or proceeding involving any Invention covered by this Agreement, but all expenses thereof shall be paid by IS&S.

6.2                               Works for Hire. Askarpour also acknowledges and agrees that all works of authorship, in any format or medium, created wholly or in part by Askarpour, whether alone or jointly with others, in the course of performing Askarpour’s duties for IS&S or any of its affiliates, or while using the facilities or money of IS&S or any of its affiliates, whether or not during Askarpour’s work hours, are works made for hire (“Works”), as defined under United States copyright law, and that the Works (and all copyrights arising in the Works) are owned exclusively by IS&S. To the extent any such Works are not deemed to be works made for hire, Askarpour agrees, without compensation beyond that provided in this Agreement, to execute an assignment to IS&S or its nominee of all right, title and interest in and to such Work, including all rights of copyright arising in or related to the Works.

7.                                      Additional Provisions.

7.1                               The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws.

7.2                               Except as provided in Paragraph 5.9, any legal action brought between the parties shall be brought in the Court of Common Pleas of Chester County, or in U.S. District Court for the Eastern District of Pennsylvania. IS&S and Askarpour agree and consent to the personal jurisdiction of the state or federal courts of Pennsylvania for resolution of any such disputes, and that those courts, and only those courts, shall have exclusive jurisdiction to determine such disputes. IS&S and Askarpour also agree that those courts are the most convenient forums for the parties to such dispute and for any potential witnesses, and that documents relating to such dispute are most likely to be found within those courts’ jurisdictions. Askarpour consents to injunctive relief in such forum to preserve the status quo pending resolution of any disputes in arbitration pursuant to this Agreement.

7.3                               This Agreement may be assigned by IS&S in its sole discretion. Upon the transfer of all or substantially all of the assets or business of IS&S, whether by merger, purchase or otherwise, this Agreement shall be deemed to have been assigned by IS&S to the transferee, and such transferee shall be deemed substituted for IS&S under the terms of this Agreement and shall be deemed a party hereto. The obligations of Askarpour hereunder are personal to him, and no such obligations shall be subject to voluntary or involuntary alienation, assignment or transfer, except that upon Askarpour’s death, this Agreement shall inure to the benefit of and be enforceable by Askarpour’s personal representatives.

7.4                               (a)                                 Askarpour agrees that no breach of this Agreement by IS&S shall be deemed a material breach unless Askarpour has given notice of the asserted material breach in writing to the CEO, making specific reference to this Agreement and setting forth the asserted material breach, and allowed IS&S twenty-eight (28) calendar days thereafter to cure such alleged breach.

(b)                                 Askarpour agrees that any actual claim or cause of action he may have against IS&S, whether based on this Agreement or not, shall not constitute a defense to enforcement of Paragraphs 5 and 6 this Agreement, and shall not be used to prohibit injunctive relief.

7.5                               Neither the failure, delay, or partial exercise by lS&S to exercise any right, remedy, or power or privilege under this Agreement shall operate as a waiver thereof. No waiver shall be effective unless in writing and signed by the party asserted to have granted such waiver.

7.6                               Askarpour has had the full opportunity to consult with his own counsel concerning his election to enter into this Agreement.

7.7                               Any notices to Askarpour under this Agreement shall be directed to his most recent known home address, or via hand delivery directly to Askarpour. Any notices to IS&S under this Agreement shall be directed to the CEO at its principal place of business. Either party may change the place to which notices are directed to him or it, but only in writing.

7.8                               The parties agree that this Agreement shall be construed without reliance upon any presumption against the drafter.

7.9                               The headings used in this Agreement are for convenience of the parties and shall not be used to interpret or in any way affect the meaning or interpretation of the provisions hereof.

7.10                        This Agreement may not be modified orally, but only by written agreement signed by Askarpour and the CEO, making express reference to this Agreement.

7.11                        The provisions of this Agreement are independent of and separable from one another, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

7.12                        This Agreement supersedes all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof, except that if Askarpour has executed any other agreement with IS&S containing non-solicitation, non-compete provisions, or intellectual property provisions the provisions of that agreement or those agreements are incorporated herein by reference and shall remain in full force and effect. If any of the terms of this Agreement directly conflict with Askarpour’s other non-solicitation, non-compete provisions, or intellectual property provisions, the terms of this Agreement shall prevail.

7.13                        Disclosure. Askarpour shall immediately notify IS&S of any of the following events or occurrences:

(a)                                 any investigation, inquiry or notice from a governmental agency or department, any outcome of the same including, without limitation, any investigation, inquiry or notice;

(b)                                 any criminal charge brought against Askarpour; or

(c)                                  any other situation that may materially affect Askarpour’s ability to carry out his duties and obligations under this Agreement, or that may materially effect IS&S’s ability to carry out its duties under this Agreement.

7.14                        Non-Disparagement. During the Term and at all times thereafter, Askarpour agrees not to make or solicit (or encourage others to make or solicit) directly or indirectly any disparaging, derogatory or negative statement or communication, oral or written, about IS&S or any of its respective businesses, business practices, programs, products, services, operations, policies, activities, current or former officers, directors, managerial personnel, or other employees, or their customers, to any other person or entity; provided, however, that such restriction shall not prohibit truthful testimony compelled by valid legal process. Notwithstanding anything herein to the contrary, nothing in this Paragraph 7.14 shall prevent any party to this Agreement from exercising its or his authority or enforcing its or his rights or remedies hereunder or such right that such party may otherwise be entitled to enforce or assert under applicable law. This Paragraph 7.14 survives termination of this Agreement.

7.15                        Upon the receipt of reasonable notice from IS&S (including outside counsel), Askarpour agrees that while employed by IS&S and thereafter, Askarpour will respond and provide information with regard to matters in which Askarpour has knowledge as a result of Askarpour’s employment with IS&S, and will provide reasonable assistance to IS&S, and its respective representatives in defense of any claims that may be made against IS&S, and will assist IS&S in the prosecution of any claims that may be made by IS&S, to the extent that such claims may relate to the period of Askarpour’s employment with IS&S. Askarpour agrees to promptly inform IS&S if Askarpour becomes aware of any lawsuits involving such claims that may be filed or threatened against IS&S. Askarpour also agrees to promptly inform IS&S (to the extent that Askarpour is legally permitted to do so) if Askarpour is asked to assist in any investigation of IS&S (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against IS&S with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, IS&S shall pay or reimburse Askarpour for all reasonable expenses, including, without limitation, out-of-pocket travel, duplicating or telephonic expenses, incurred by Askarpour in complying with this Paragraph 7.15

7.16                        It is the intent of the parties that this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A. Notwithstanding anything herein to the contrary, neither IS&S nor any of its affiliates shall have any liability to Askarpour or any other person if the payments and benefits provided under this Agreement are subject to tax under Section 409A. Notwithstanding anything in this agreement to the contrary, any payments due hereunder, and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A and that would otherwise be payable or distributable hereunder by reason of Askarpour’s termination of employment, will not be paid or distributed to Askarpour until his “separation from service” within the meaning of Section 409A. With respect to any provision of this Agreement which provides for reimbursement or in-kind benefits that are subject to Section 409A, (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) Askarpour’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (iii) the reimbursement of an eligible expense shall be made as soon as practicable after Askarpour submits evidence satisfactory to IS&S of the incurrence of such expense, but not later than December 31 of the calendar year following the calendar year in which the expense was incurred. Askarpour’s right to receive any installment payments under this Agreement, including, without limitation, any Base Salary continuation pursuant to Section 4.6(c), shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. If, and only if, Askarpour is a “specified employee” (within the meaning of Section 409A) as of the date of his separation from service from IS&S, no amount that constitutes deferred compensation that is payable upon such separation from service and is subject to the six-month delay rule of Section 409A(a)(2)(B)(i) will be paid to Askarpour before the date that is the first day of the seventh month after the date of Askarpour’s separation from service or, if earlier, the date of Askarpour’s death following such separation from service.

7.17                        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. IS&S and Askarpour acknowledge and agree that a signature sent by facsimile will be deemed to be acceptable and as effective as delivery of an original signature.

IN WITNESS, WHEREOF, the parties have duly executed this Agreement as of the date or dates stated:

INNOVATIVE SOLUTIONS & SUPPORT, INC.

Date:	FEB 14, 2012	By:	/s/ Geoffrey S. M. Hedrick
Geoffrey S. M. Hedrick Chairman and Chief Executive Officer

SHAHRAM ASKARPOUR

Date:	2/14/2012	/s/ Shahram Askarpour